As filed with the Securities and Exchange Commission on February 23, 2012.

Registration No. 333-111734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

Post-Effective Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____________________

  COMMTOUCH SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

_____________________

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Commtouch Software Ltd.

4A Hazoran Street

Poleg Industrial Park, P.O. Box 8511

Netanya 42504, Israel

_____________________

c/o Commtouch Inc.

Gary Davis, VP, General Counsel & Corp. Secretary

292 Gibraltar Dr., Ste. 107

Sunnyvale, CA 94089

(650) 864-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_____________________

With copies to:

Gary Davis VP, General Counsel & Corp. Secretary Commtouch Inc. 292 Gibraltar Dr., Suite 107 Sunnyvale, CA 94089 Tel: (650) 864-2000 Fax: (650) 864-2006	Aaron M. Lampert Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897 Israel Tel: 972-3-623-5000 Fax: 972-3-623-5005	Howard Berkenblit Zysman Ahararoni Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 (617) 338-2979

Approximate date of commencement of proposed sale to the public: N/A

___________________________

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Ruler 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Under Registration Statement on Form F-3 (File No. 333-111734) (the “Registration Statement”), Commtouch Software Ltd. (the “Company”) previously registered up to an aggregate of 4,162,479 of the Company’s Ordinary Shares, NIS 0.05 nominal value per share (1,387,493 shares following a reverse split at a ratio of one for three Ordinary Shares on January 2, 2008, NIS 0.15 nominal value per share) (the “Ordinary Shares”), to be sold by certain selling security holders of the Company.

Pursuant to the Company’s undertaking in Item 10 of Part II of the Registration Statement, the Company intends to remove from registration under the Registration Statement, including all amendments and exhibits thereto, the unsold portion of Ordinary Shares registered thereon. The Ordinary Shares were to be issued upon conversion of debt to equity in the Company and exercise of warrants by various, named security holders under a Securities Purchase Agreement entered into by the Company with such security holders, and were registered on the Registration Statement to fulfill a contractual obligation. This obligation further required the Company to maintain the effectiveness of the Registration Statement until the earlier of a) the date as of which the security holders could sell all of the Ordinary Shares covered by such Registration Statement without restriction pursuant to Rule 144(k) (or any successor thereto) promulgated under the 1933 Act or b) such time as all Ordinary Shares offered under the Registration Statement were sold. This period has expired.

Accordingly, the Company hereby de-registers all Ordinary Shares registered pursuant to the Registration Statement that as of effectiveness of this Post-Effective Amendment No. 1 remain unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, State of Israel, on February 12, 2012.

Commtouch Software Ltd.

By:	/s/ Ron Ela
Ron Ela Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shlomi Yanai	Chief Executive Officer	February 12, 2012
Shlomi Yanai	(Principal Executive Officer)

Chief Financial Officer
/s/ Ron Ela	(Principal Financial and	February 12, 2012
Ron Ela	Accounting Officer)

/s/ Lior Samuelson	Chairman of the Board	February 12, 2012
Lior Samuelson

/s/ Yair Bar-Touv	Director	February 12, 2012
Yair Bar-Touv

/s/ James Hamilton	Director	February 16, 2012
James Hamilton

/s/ Hila Karah	Director	February 12, 2012
Hila Karah

/s/ Aviv Raiz	Director	February 12, 2012
Aviv Raiz

/s/ Yair Shamir	Director	February 12, 2012
Yair Shamir

/s/ Lloyd E. Shefsky	Director	February 12, 2012
Lloyd E. Shefsky

/s/ Todd Thomson	Director	February 12, 2012
Todd Thomson

/s/ Shlomi Yanai	Authorized U.S. Representative	February 12, 2012
Shlomi Yanai